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                                                                      EXHIBIT 23



                          Independent Auditor's Consent


The Board of Directors and Shareholders
Diametrics Medical, Inc.


We consent to the incorporation by reference in the Registration Statement (Nos. 333-63689, 333-63687, 333-51951, 333-33257, 333-24169, 333-24167, 333-24079 and
33-83572) on Forms S-3 and S-8 of Diametrics Medical, Inc., of our report dated February 8, 1999, relating to the consolidated balance sheets of Diametrics Medical, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the Annual Report on Form 10-K of Diametrics Medical, Inc.



                                          /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 30, 1999